EXHIBIT E

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                    SERIES D SENIOR CONVERTIBLE PARTICIPATING
                                 PREFERRED STOCK

                                       OF

                                 URS CORPORATION

                         ------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                         ------------------------------

          THE UNDERSIGNED, being the President of URS Corporation, a Delaware corporation (the "Corporation"), does hereby certify that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolution, which resolution remains in full force and effect on the date hereof:

          RESOLVED, that there is hereby established a series of authorized preferred stock, having a par value of $.01 per share, which series shall be designated as "Series D Senior Convertible Participating Preferred Stock" (the "Bridge Preferred Stock"), consisting of 100,000 shares and having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

1.        Certain Definitions.

          Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

          "Affiliate" means (i) with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, whether through the ownership of equity interests, by contract or otherwise; and (ii) with respect to an individual, in addition to any Person specified in clause (i), the spouse, any parent or any child of such individual and any trust for the benefit of such individual's spouse, parent or child.

          "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

          "Board of Directors" means the Board of Directors of the Corporation.

          "Bridge Preferred Stock" has the meaning set forth in paragraph 2 below.

          "Business Day" means a day other than a Saturday or Sunday or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

          "Change of Control" means the occurrence of any of the following:

               (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Corporation's Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange
          Act) other than the Corporation or a wholly-owned Subsidiary of the Corporation;

               (2) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the holders of the Bridge Preferred Stock, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Corporation, measured by voting power rather than number of shares;

               (3) a "change of control" or other similar event shall occur under any issue of Indebtedness with an aggregate principal amount in excess of $50,000,000 of the Corporation or its Subsidiaries;

               (4) during any period of twelve (12) consecutive months after the Initial Issue Date, the individuals who at the beginning of any such 12-month period constituted the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of the stockholders having the right to designate such director (including, without limitation, the exercise by the holders of Bridge Preferred Stock of their right to elect directors) and (ii) any director whose election to the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by majority vote of the Board of Directors, shall, in each such case, be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of

                                       2.

          Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate (as those terms are defined in the General Rules and Regulations under the Exchange
          Act) of any Person (other than Blum Capital Partners, L.P. and its Affiliates) having or proposing to acquire beneficial ownership of twenty-five percent (25%) or more of the Voting Stock of the Corporation, measured by voting power and not by number of shares; or

               (5) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case after which the individuals and entities who were the respective Beneficial Owners of the Voting Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, Beneficially Own, directly or indirectly, more than fifty percent (50%) of the Voting Stock, measured by voting power rather than number of shares, of the corporation surviving or resulting from such reorganization, merger or consolidation;

provided that the occurrence of any event identified in clauses (1) through (5) above that would otherwise be treated as a Change of Control shall not constitute a Change of Control hereunder if (i) the Board of Directors, by vote duly taken, and (ii) the holders of a majority of the outstanding shares of Bridge Preferred Stock by written consent shall so determine.

          "Commission" means the United States Securities and Exchange
Commission.

          "Common Equity" means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

          "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

          "Conversion Date" has the meaning set forth in paragraph 5(c) below.

          "Conversion Price" shall initially mean $22.1835, subject to adjustment from time to time pursuant to the terms of paragraph 5 below.

          "Corporation" has the meaning set forth in the recitals above.

          "Current Market Price" means, for a share of Common Stock on any date, the average of Quoted Prices for ten (10) consecutive Trading Days commencing fifteen (15) Trading Days before the date in question.

          "Delivery Date" has the meaning set forth in paragraph 5(c) below.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                                       3.

          "Indebtedness" of any Person means (a) all liabilities and obligations of such Person, contingent or otherwise (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances, (v) for payment of money relating to leases that are required to be capitalized for financial reporting purposes under generally accepted accounting principles or (vi) evidenced by a letter of credit or reimbursement obligation of such Person with respect to any letter of credit, and (b) all liabilities and obligations of others of the kind described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability or which are secured by the assets or property of such Person.

          "Initial Conversion Date" means the earlier of (i) the date which is 180 calendar days after the Initial Issue Date and (ii) the date on which the Corporation effects any Change of Control.

          "Initial Issue Date" means the date that shares of Bridge Preferred Stock are first issued by the Corporation.

          "Junior Stock" means Common Equity, any other class or series of capital stock of the Corporation (other than the Permanent Preferred Stock) outstanding as of the Initial Issue Date, and any class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Bridge Preferred Stock and any other Parity Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

          "Liquidation Event" means any voluntary or involuntary liquidation, dissolution or other winding up of affairs of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), and, with respect to any shares of Bridge Preferred Stock the holder of which has so elected in accordance with paragraph 4(e) below, any Optional Liquidation Event.

          "Liquidation Preference" shall mean (i) $467.3343 per share of Bridge Preferred Stock, plus (ii) the aggregate amount of all unpaid dividends on the Bridge Preferred Stock pursuant to paragraph 3 below.

          "Optional Liquidation Event" has the meaning set forth in paragraph 4(f) below.

          "Parity Stock" means the Permanent Preferred Stock and any other class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Bridge Preferred Stock without preference or priority of one over the other.

          "Permanent Preferred Stock" means the Series E Senior Cumulative Convertible Participating Preferred Stock, $.01 par value per share, of the Corporation.

                                       4.

          "Permanent Preferred Stock Certificate of Designations" means the Certificate of Designations of the Series E Senior Cumulative Convertible Participating Preferred Stock, $.01 par value per share, of the Corporation.

          "Person" means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity.

          "Quoted Price" means, with respect to Common Stock, (i) the last reported sales price of the Common Stock on the New York Stock Exchange or (ii) if not listed on the New York Stock Exchange, the last reported sales price of the Common Stock on such other principal exchange on which the Common Stock is listed or admitted for trading or (iii) if not listed or admitted for trading on a securities exchange, the last reported sales price for Common Stock as reported by the National Association of Securities Dealers, Inc. Automatic Quotations Systems - National Market System, or (iv) if not so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. In the event that the Quoted Price cannot be determined as aforesaid, the Board of Directors of the Corporation shall determine the Quoted Price on the basis of such quotations as it in good faith considers appropriate. Such determination may be challenged in good faith by holders of a majority of the shares of Bridge Preferred Stock then outstanding, and any dispute shall be resolved by the determination of an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holders of a majority of the shares of Bridge Preferred Stock, which determination shall be made in good faith at the cost of the party against whom such determination is made, and shall be conclusive absent manifest error.

          "Required Stockholder Approval" means the affirmative vote of a majority of shares of the Common Stock represented in person or by proxy at a meeting of the stockholders of the Corporation in favor of approval of the Stockholder Proposal, provided that the total vote cast on the Stockholder Proposal represents over 50% in interest of all securities entitled to vote on the Stockholder Proposal.

          "Significant Subsidiary" means any Subsidiary of the Corporation that would be a "significant subsidiary" as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

          "Stockholder Proposal" means a proposal that the holders of Common Stock approve the issuance of the shares of Common Stock issuable upon conversion of the Bridge Preferred Shares pursuant to paragraph 5(b) below.

          "Subsidiary" means, with respect to any specified Person:

               (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                                       5.

               (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

          "Trading Day" means, with respect to any security, any day on which any market in which the applicable security is then traded and in which a quoted price may be ascertained is open for business.

          "Voting Stock" as of any date, and with respect to any corporation, means the capital stock of that corporation that is at the time entitled to vote in the election of the board of directors of that Corporation.

2. Number of Shares and Designations. One hundred thousand (100,000) shares of the preferred stock, $.01 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as Series D Senior Convertible Participating Preferred Stock (the "Bridge Preferred Stock").

3. Dividends. In the event that the Corporation declares and/or pays any dividend or other distribution on the Common Stock (other than a dividend payable solely in shares of Common Stock), the Corporation shall, at the time of such declaration and payment, declare and pay a dividend or other distribution on the Bridge Preferred Stock consisting of the dividend or distribution that would have been payable on the shares of Common Stock issuable upon conversion of the Bridge Preferred Stock (assuming the occurrence of the Required Stockholder Approval) if the Bridge Preferred Stock had been converted into Common Stock immediately prior to the record date for such dividend or distribution, or, if no such record was taken, the date as of which the record holders of Common Stock entitled to such dividend or distribution were determined. Any such dividend or distribution declared, or required to be declared or to be paid, on the Bridge Preferred Stock shall be deemed accrued on the Bridge Preferred Stock for all purposes of this Certificate of Designations and shall remain an accrued dividend on the Bridge Preferred Stock for all purposes of this Certificate of Designations until paid.

4.        Distributions Upon Liquidation, Dissolution or Winding Up.

          (a) In the event of any Liquidation Event, (i) the Bridge Preferred Stock shall rank prior to all other classes and series of the Corporation's capital stock authorized or outstanding on the Initial Issue Date and (ii) before any payment or distribution of the assets of the Corporation (whether capital or surplus), or any other consideration in connection with such Liquidation Event, shall be made to or set apart for the holders of Junior Stock, the holders of Bridge Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as reasonably determined in good faith by the Board of Directors of the Corporation an amount per share equal to the Liquidation Preference.

          (b) If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share, as provided in paragraph 4(a) above, and the full liquidating payments on all Parity Stock, then the assets of the

                                       6.

Corporation or the proceeds thereof shall be ratably distributed among the holders of Bridge Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be entitled if all amounts payable thereon were paid in full.

          (c) After the payment of the full Liquidation Preference of the Bridge Preferred as set forth in paragraph 4(a) above, the holders of the Common Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Common Stock equal to (i) the Liquidation Preference paid on behalf of a share of Bridge Preferred pursuant to paragraph 4(a) divided by (ii) the number of shares of Common Stock issuable upon conversion of a share of Bridge Preferred. If, upon any such liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Common Stock of the amount set forth in this paragraph 4(c), then such assets shall be distributed among the holders of Common Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          (d) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation upon completion of the distributions and payments required by paragraphs 4(a) and (c) and any other distributions and payments that may be required with respect to any other series of preferred stock that may be authorized after the Initial Issue Date, the remaining assets of the Corporation shall be distributed among the holders of the then outstanding shares of Common Stock and Bridge Preferred Stock, pro rata based on the number of shares of Common Stock held by each such holder. For the purpose of determining the number of shares of Common Stock held by each holder of Bridge Preferred Stock, such holders shall be deemed to hold the number of shares of Common Stock then issuable (assuming the occurrence of the Required Stockholder Approval) upon conversion in full of all shares of Bridge Preferred Stock held by such holder.

          (e) Written notice of any Liquidation Event, stating the payment date or dates when and the place where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the shares of Bridge Preferred Stock at their address as the same shall appear in the records of the Corporation.

          (f) Notwithstanding anything to the contrary in this Certificate of Designations, each holder of Bridge Preferred Stock will be entitled, in its sole discretion, to elect to treat as a Liquidation Event any of the following transactions: any sale or disposition of the Corporation to a third party not an Affiliate of the Corporation, whether by merger, consolidation, sale of all or substantially all of the Corporation's assets or sale of capital stock, provided that the stockholders of the Corporation immediately prior to such sale or disposition (other than the non-Affiliate third party) do not after such sale or disposition hold at least 50% of the Common Stock of the Corporation (or the successor or transferee entity, as the case may be) (any such transaction, an "Optional Liquidation Event"). Notice shall be sent by or on behalf of the Corporation not more than sixty (60) days nor less than thirty (30) days prior to any Optional Liquidation Event, by first class mail, postage prepaid, to all holders of record of the Bridge Preferred Stock at their respective last addresses as they shall appear on the books of the Corporation (i) describing in reasonable detail the contemplated Optional Liquidation Event, including without limitation the consideration to be

                                       7.

paid in connection with such Optional Liquidation Event to the Corporation and/or its stockholders, (ii) stating that such holder is entitled to treat the Optional Liquidation Event as a Liquidation Event, (iii) stating the expected date of the Optional Liquidation Event, (iv) stating the amount that would be payable on each share of Bridge Preferred Stock in a Liquidation Event on such date, and (v) stating the location in the United States where the holder must send notice of its decision to elect to treat the Optional Liquidation Event as a Liquidation Event. In order for the Optional Liquidation Event to be treated as a Liquidation Event with respect to the Bridge Preferred Stock held by any holder, such holder must, prior to such Optional Liquidation Event, notify the Corporation at the location indicated in the Corporation's notice that such holder elects to have the Corporation treat the Optional Liquidation Event as a Liquidation Event with respect to its shares of Bridge Preferred Stock and the number of shares such holder wishes to have so treated. If any holder delivers to the Corporation such notice of such holder's election to have the Optional Liquidation Event treated as a Liquidation Event, such Optional Liquidation Event will be treated as a Liquidation Event with respect to all shares of Bridge Preferred Stock with respect to which such election was made, and, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will make distributions on such shares of Bridge Preferred Stock in accordance with paragraphs 4(a) and, if applicable, 4(b) and 4(d) above.

5.        Conversion Rights.

          (a) If the Required Stockholder Approval has not been obtained prior to the Initial Conversion Date, then, from and after the Initial Conversion Date and until such time as the Required Stockholder Approval is obtained, at the election of the holders of at least a majority of the shares of Bridge Preferred Stock then outstanding, each share of Bridge Preferred Stock shall be converted, without any further action on the part of the Corporation or any holder of Bridge Preferred Stock, into one (1) share of Permanent Preferred Stock. Immediately following such conversion, the rights of the holders of converted Bridge Preferred Stock shall cease and the persons entitled to receive Permanent Preferred Stock upon the conversion of Bridge Preferred Stock shall be treated for all purposes as having become the owners of such Permanent Preferred Stock.

          (b) Upon obtaining the Required Stockholder Approval, each share of Bridge Preferred Stock not already converted pursuant to paragraph 5(a) shall automatically be converted, without any further action on the part of the Corporation or any holder of Bridge Preferred Stock, into a number of shares of Common Stock equal to the Liquidation Preference divided by the Conversion Price. Immediately following such conversion, the rights of the holders of converted Bridge Preferred Stock shall cease and the persons entitled to receive Common Stock upon the conversion of Bridge Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

          (c) If the Bridge Preferred Stock is converted pursuant to paragraph 5(a), such conversion shall be effective for all purposes on the date the Corporation receives notice of such election and if the Bridge Preferred Stock is converted automatically pursuant to paragraph 5(b), such conversion shall be effective for all purposes on the date that the Required Stockholder Approval is obtained (in either case, the "Conversion Date"). Following the Conversion Date, the holder of certificates formerly evidencing shares of Bridge Preferred Stock shall (i) surrender the certificate or certificates evidencing the shares of Bridge Preferred Stock to be converted, duly

                                       8.

endorsed at the principal office of the Corporation or transfer agent for the Bridge Preferred Stock, if any, (ii) notify the Corporation in writing of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock or Permanent Preferred Stock, as applicable, to be issued and (iii) pay any transfer or similar tax if required (provided, however, that no such payment shall be required if the Common Stock or Permanent Preferred Stock, as applicable, issuable upon conversion is to be issued in the name of the converting holder of Bridge Preferred Stock). In the case of lost or destroyed certificates formerly evidencing ownership of shares of Bridge Preferred Stock to be surrendered, the holder shall submit such proof of loss or destruction. The date on which the holder satisfies the foregoing requirements is referred to as the "Delivery Date." As soon as practicable after the Delivery Date, the Corporation shall deliver or shall deliver through its transfer agent a certificate for the number of full shares of Common Stock or Permanent Preferred Stock, as applicable, issuable upon such conversion and a check for any fractional share. Notwithstanding the foregoing, regardless of whether a holder shall have surrendered such holder's certificates evidencing shares of Bridge Preferred Stock and/or received in respect thereof certificates evidencing shares of Common Stock or Permanent Preferred Stock, as applicable, such holder shall from and after the Conversion Date be treated for all purposes as a record holder of the number of shares of Common Stock or Permanent Preferred Stock, as applicable, into which such holder's shares of Bridge Preferred Stock shall have been converted until such time as record ownership is transferred and the certificate held by such holder formerly representing ownership of shares of Bridge Preferred Stock shall, until surrendered in exchange for new certificates evidencing shares of Common Stock or Permanent Preferred Stock as contemplated above, be deemed for all purposes to evidence the shares of Common Stock or Permanent Preferred Stock, as applicable, issuable upon conversion of the shares of Bridge Preferred Stock formerly held by such holder. All shares of Common Stock or Permanent Preferred Stock, as applicable, issuable upon conversion of the Bridge Preferred Stock shall be fully paid and nonassessable. Holders of Common Stock issued upon conversion pursuant to paragraph 5(b) shall not be entitled to receive any dividend payable to holders of Common Stock as of any record time before the close of business on the Conversion Date.

          (d) The Corporation shall not issue a fractional share of Common Stock upon conversion of Bridge Preferred Stock. Instead, the Corporation shall deliver a check for an amount equal to the value of the fractional share. The value of a fraction of a share is determined by multiplying the Current Market Price of the Common Stock as of the Conversion Date by the fraction, rounded to the nearest cent. If a holder of Bridge Preferred Stock converts more than one share at a time the number of full shares of Common Stock issuable upon conversion shall be based on the total number of all shares of Bridge Preferred Stock converted.

          (e) A holder delivering Bridge Preferred Stock for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock or Permanent Preferred Stock, as the case may be, on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock or Permanent Preferred Stock, as the case may be. Certificates representing shares of Common Stock or Permanent Preferred Stock, as the case may be, will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

                                       9.

          (f) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury and its Permanent Preferred Stock enough shares of Common Stock and Permanent Preferred Stock to permit the conversion of the Bridge Preferred Stock in full into either Common Stock or Permanent Preferred Stock. All shares of Common Stock and Permanent Preferred Stock issued upon conversion of Bridge Preferred Stock shall be fully paid and nonassessable. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock and Permanent Preferred Stock upon conversion of Bridge Preferred Stock and will list the shares of Common Stock on each national securities exchange on which the Common Stock is listed.

          (g)  If the Corporation after the Initial Issue Date:

               (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

               (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

               (iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

               (iv) issues by reclassification of its Common Stock any shares of its capital stock;

then the Conversion Price (as in effect immediately prior to such action) shall proportionately be adjusted so that the holder of Bridge Preferred Stock thereafter converted into Common Stock may receive for the same aggregate Conversion Price the aggregate number and kind of shares of capital stock of the Corporation that such holder would have owned immediately following such action if such holder had converted Bridge Preferred Stock immediately prior to such action (assuming the occurrence of the Required Stockholder Approval). The adjustment shall become effective immediately after the record date, in the case of a dividend or distribution, and immediately after the effective date of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses (i) through (iv) above, a holder of Bridge Preferred Stock upon conversion of such stock may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine (subject to paragraph 5(m)) the allocation of the Conversion Price between the classes of capital stock. After such allocation, the conversion rights and the Conversion Price with respect to each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this paragraph 5(g).

          (h) In case of any consolidation, amalgamation, arrangement or merger of the Corporation with or into another Person or any merger of another Person with or into the Corporation (other than a transaction to which paragraph 5(g) applies), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, subject to paragraph 4(f) above, each share of Bridge Preferred Stock then outstanding shall, without the consent of the holder of any Bridge Preferred Stock, become convertible only into the kind and amount of securities, cash and

                                      10.

other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock (and other securities, if applicable) into which such Bridge Preferred Stock was convertible immediately prior thereto (assuming such holder of Common Stock (and other securities, if applicable) failed to exercise any rights of election and that the Required Stockholder Approval was obtained). Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Corporation, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental agreement so providing and further providing for adjustments which shall be as equivalent as may be practicable to the adjustments provided for in this paragraph.

          (i) For purposes of any computation respecting consideration received pursuant to a transaction described or contemplated by this paragraph 5, whenever this Certificate of Designations calls for the determination of "fair market value," such fair market value shall be determined in good faith by the Board of Directors as evidenced by a written resolution thereof, subject to the provisions of paragraph 5(m) below.

          (j) The Corporation shall take no action that would cause any adjustment under this paragraph 5 that would reduce the Conversion Price below the par value of the Common Stock.

          (k) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Bridge Preferred Stock, first class, postage prepaid, a notice of the adjustment and a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to paragraph 5(l) below, the certificate shall be conclusive evidence that the adjustment is correct.

          (l) At least ten (10) days before any Change of Control, the Corporation shall mail to all holders of Bridge Preferred Stock a notice, first class, postage prepaid, stating the proposed record or effective date, as the case may be with respect to such Change of Control.

          (m) Except as otherwise provided in this paragraph, any determination that the Corporation or its Board of Directors must make pursuant to this paragraph 5 shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a determination under this paragraph 5, such determination shall be made in good faith and may be challenged in good faith by the holders of a majority of the shares of Bridge Preferred Stock then outstanding (with any shares held by the Corporation or any of its Affiliates not being considered to be outstanding for purposes of this Certificate of Designations), and any dispute shall be resolved, at the non-prevailing party's expense, by an investment banking firm of recognized national standing selected by the Corporation and reasonably acceptable to such holders of a majority of the shares of Bridge Preferred Stock.

          (n) All shares of Bridge Preferred Stock converted pursuant to this paragraph 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Bridge Preferred Stock.

                                      11.

          (o) The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Bridge Preferred Stock against impairment.

6.        Voting Rights.

          In addition to any voting rights provided by law, the holders of shares of Bridge Preferred Stock shall have the following voting rights:

          (a) On any matter on which the holders of Bridge Preferred Stock are entitled by law or pursuant to this Certificate of Designations to vote separately as a class, each such holder shall be entitled to one vote for each share held, and such matter shall be determined by a majority of the votes cast unless the Delaware General Corporation Law or this Certificate of Designations requires approval by a higher percentage. Such voting right of the holders of the Bridge Preferred Stock may be exercised at any annual meeting of stockholders, any special meeting of stockholders (including any special meeting of holders of such series of stock), or by written consent of the minimum number of shares required to take such action pursuant to Section 228 of the Delaware General Corporation Law.

          (b) During such time that the aggregate number of shares of Bridge Preferred Stock outstanding is equal to at least twenty-five percent (25%) of the shares of Bridge Preferred Stock outstanding on the Initial Issue Date (after giving effect to the issuance of all shares of Bridge Preferred Stock issued on the Initial Issue Date), the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the issued and outstanding shares of Bridge Preferred Stock:

                    (i) amend, modify, alter, repeal or waive the application of (including by way of merger, consolidation, combination or otherwise) any provision of the Certificate of Incorporation or by-laws of the Corporation or any of its Subsidiaries in any manner that adversely affects the powers, rights, preferences or privileges of the holders of the Bridge Preferred Stock or the Permanent Preferred Stock, or enter into any agreement or take any other corporate action (or permit any of its Subsidiaries to enter into any agreement or take any corporate action) which would in any way amend, modify alter, repeal or waive the powers, rights, preferences or privileges of the Bridge Preferred Stock or the Permanent Preferred Stock;

                    (ii) amend (including by way of merger, consolidation, combination or otherwise) in any respect this Certificate of Designations or the Permanent Preferred Certificate of Designations or subdivide, combine or reclassify the Bridge Preferred Stock or the Permanent Preferred Stock, other than changes in the name of the issuing corporation as contemplated by paragraph 12;

                                      12.

                    (iii) create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) shares of any class or series of capital stock of the Corporation other than (x) the issuance of shares of Permanent Preferred Stock upon conversion of the Bridge Preferred Stock and (y) the issuance of shares of Junior Stock;

                    (iv) permit any Subsidiary of the Corporation to create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any class or series of capital stock of such Subsidiary;

                    (v) redeem, acquire, purchase, defease or otherwise retire for value or make any other payment or distribution in respect of any shares of capital stock of the Corporation or any Subsidiaries of the Corporation, other than (a) any such redemption, acquisition, purchase, retirement or other payment or distribution in respect of the Bridge Preferred Stock, (b) any redemption, acquisition, purchase, retirement or other payment or distribution by any Subsidiary of the Corporation in respect of shares of capital stock of such Subsidiary held by the Corporation or another wholly-owned Subsidiary of the Corporation, (c) to the extent permitted under the terms of the then outstanding Indebtedness of the Corporation and its Subsidiaries, the repurchase from terminated or retired employees of shares of Common Stock or options to purchase Common Stock, in each case, issued under any stock purchase or stock plans or other compensatory arrangements that are approved by the Board of Directors, and (d) the cashless exercise of Options and the surrender by holders of restricted shares of capital stock of the Corporation in payment of any tax liabilities by such holders pursuant to the Stock Plans;

                    (vi) take any action (or permit any Subsidiary of the Corporation to take any action) that would cause a dividend or other distribution to be received by the holders of Bridge Preferred Stock or Permanent Preferred Stock for federal income tax purposes unless such dividend or other distributions is actually received by such holders in cash; or

                    (vii) declare or pay any dividends or make any other distributions in respect of Common Stock or any other class of Junior Stock (other than dividends on Common Stock payable solely in additional shares of Common Stock).

7. Modification and Waiver. Except as otherwise provided herein, the terms of this Certificate of Designations may be amended and the rights hereunder may be waived only with the consent of holders of a majority of the shares of the Bridge Preferred Stock then outstanding.

8. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                                      13.

9. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Bridge Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Bridge Preferred Stock and any qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Bridge Preferred Stock or qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Bridge Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Bridge Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

10. Record Holders. The Corporation and the transfer agent for the Bridge Preferred Stock may deem and treat the record holder of any shares of Bridge Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

11. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: if to the Corporation, to its offices at 100 California Street, Suite 500, San Francisco, California 94111, Attention: Secretary or to an agent of the Corporation designated as permitted by this Certificate, or, if to any holder of the Bridge Preferred Stock, to such holder at the address of such holder of the Bridge Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Bridge Preferred Stock); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

12. Merger or Consolidation of the Corporation. The Corporation shall not merge or consolidate with any other Person, or enter into or effect any reorganization, unless the surviving corporation or other entity resulting from such merger, consolidation or reorganization shall make appropriate provision in connection with such merger, consolidation or reorganization such that, subject to paragraph 4(f) above, (i) the shares of Bridge Preferred Stock outstanding immediately prior to the effective time of such merger, consolidation or reorganization remain outstanding immediately following such merger, consolidation or reorganization or (ii) the shares of Bridge Preferred Stock outstanding immediately prior to the effective time of such merger, consolidation or reorganization shall be converted into an equivalent number of shares of convertible preferred stock of such surviving corporation or other entity having terms identical to the terms of the Bridge Preferred Stock, except that such shares of convertible preferred stock of such surviving corporation or other entity shall be convertible into securities or other property as provided in paragraph 5(h).

                                       14.

          In Witness Whereof, the Corporation has caused this certificate to be duly executed by Joseph Masters, its Vice President, this 22/nd/ day of August, 2002.


                                   URS CORPORATION



                                   By:    /s/ Joseph Masters
                                          --------------------------------
                                   Name:  Joseph Masters
                                   Title: Vice President



ATTEST:



By:  /s/ Kent P. Ainsworth
     --------------------------------------
     Name:  Kent P. Ainsworth
     Title: Secretary

                                      15.